Exhibit 10.10

Offer Letter to
Douglas W. Toovey

September 1, 2006

Douglas W. Toovey
3392 Las Huertas Rd.
Lafayette, CA 94549

Dear Doug:

JCM Partners, LLC (“JCM”) is pleased to offer you the exempt position of Chief Financial Officer (CFO) at our offices in Concord, California. This offer includes a starting annual wage of $190,000.00 to be paid on a semi-monthly basis.

This offer is contingent on the successful completion of our Pre-Hire package, which includes pre-employment drug testing, background and credit checking.

As CFO, you will report directly to Gayle M. Ing, President and CEO.

You will be working on an introductory basis for the first 90 days. The introductory period is intended to give new employees the opportunity to demonstrate their ability to achieve a satisfactory level of performance and to determine whether the new position meets their expectations. The introductory period does not negate the at-will relationship between JCM and the employee. Either party may terminate employment at any time, during or after the introductory period, with or without cause or advance notice.

In addition to your salary, we offer you the following benefits: medical, dental, life insurance, long-term disability insurance and a 401(k) plan. We will also provide paid time-off of fifteen days, to be accrued in your first year of employment, which may be adjusted in the future according to the paid time-off policy then in effect.

This letter is an offer of employment only. It is not an employment contract. Your employment will be “AT WILL,” which means that either JCM or you may terminate employment at any time, without cause or reason. No one other than an officer of JCM has the authority to alter the at will agreement and any alteration of the at will agreement must be in writing and must be signed by a JCM officer.

This letter constitutes the entire agreement between you and JCM and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

If you choose to accept our offer, please make arrangements to sign two originals of this letter, acknowledging your acceptance of the general terms and conditions, by September 8th, 2006. We expect your start date to be on September 22nd, 2006. You will be given one of the signed originals for your records.

We look forward to your becoming a member of the JCM team and sincerely believe it will be a mutually beneficial relationship.

Sincerely,

JCM Partners, LLC

/s/ Gayle M. Ing

Gayle M. Ing
President & CEO

Agreed and accepted:

/s/ Douglas W. Toovey
Douglas W. Toovey

9/11/06
Date